Exhibit 5.1

October 1, 2014

Vivint Solar, Inc.

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Vivint Solar, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 22,904,561 shares of your common stock, par value $0.01 per share (the “Shares”), consisting of: (i) 8,800,000 shares of common stock to be issued under the 2014 Equity Incentive Plan, (ii) 9,440,091 shares of common stock which are subject to currently outstanding options under the 2013 Omnibus Incentive Plan (the “2013 Plan”), (iii) 4,058,823 shares of common stock which are reserved for issuance under the 2013 Plan for settlement of awards granted based on achieving certain performance conditions under your long-term incentive plan pools, and (iv) 617,647 shares of common stock which are subject to currently outstanding options under Non-Plan Stock Option Agreements (collectively, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI, P.C.